Exhibit 10.12

SERVICE AGREEMENT

BETWEEN

RTP ENVIRONMENTAL ASSOCIATES, INC.

AND

ETHANOL GRAIN PROCESSORS

THIS AGREEMENT is entered into between RTP ENVIRONMENTAL ASSOCIATES, INC. hereinafter called “Consultant”, and ETHANOL GRAIN PROCESSORS hereinafter called “Client”.  In consideration of the covenants herein contained and upon subject to the mutual terms and conditions set forth herein, the parties hereto agree as follows:

1.                                       SCOPE OF WORK - Consultant shall provide environmental consulting services for ETHANOL GRAIN PROCESSORS as outlined in RTP ENVIRONMENTAL ASSOCIATES, INC.’s letter proposal to Mr. Alvin Escue dated July 9, 2004.

2.                                       PAYMENT - For performance of the Services provided and as outlined in RTP ENVIRONMENTAL ASSOCIATES, INC.’s letter proposal dated July 9, 2004, Consultant shall invoice the Client according to the attached Schedule of Charges and Client shall pay Consultant at 400 Post Avenue, Westbury, New York 11590 at the time specified herein.  Terms for payment are net 30 days with 1.5% per month service charge on balances past due 30 days or more.

3.                                       RESPONSIBILITY OF CONSULTANT - Consultant shall perform the Services as an independent contractor in accordance with its own methods, terms of this Agreement, and applicable laws and regulations. Consultant’s liability arising out of or in connection with the Services shall be limited to performing at its own expense Services which are (1) deficient because of Consultant’s failure to perform said Services in accordance with normal professional standards for performing services of a similar nature, and (2) reported in writing to Consultant within a reasonable time, not to exceed thirty (30) days from the completion of the Services in accordance with Article 5. Where Client’s project requires public agency approval, Consultant will attempt to assist in facilitating approval.  However, Consultant does not assume responsibility for securing approval by such agency.

Because of the nature of the work involved in this proposal, the Client shall indemnify and save and hold harmless from and against any damage, liability, loss, cost or claim, whether occasioned by RTP ENVIRONMENTAL ASSOCIATES, INC., its officers, employees and agents or any other person or persons arising out of, resulting from or related to, the performance of the work provided for in this agreement; provided, however, that Client shall not be obligated hereunder to indemnify, save and hold harmless Consultant, its officers, employees or agents against any damage, liability, loss, cost, or claim which arises out of or in connection with the intentional wrongful acts of, or the active negligence of, Consultant, or its officers, employees or agents.

4.                                       ASSIGNMENT AND SUBCONTRACTING - This Agreement shall not be assigned by either party without the prior written approval of the other.  Consultant may, subcontract portions of the services to a qualified subcontractor with prior approval of Client.  Consultant agrees that Client will incur no duplication of costs as a result of any such subcontract.

5.                                       COMPLETION AND ACCEPTANCE - Upon completion of the Services by Consultant, Client shall promptly provide Consultant with a written listing of any Services not completed.  Any Services not listed by Client as incomplete in a listing delivered to Consultant within thirty (30) days of completion of said Services shall be deemed complete and accepted.  With respect to Services listed by Client as incomplete, Consultant shall complete such Services and the above acceptance procedure shall be repeated.

6.                                       TERMINATION - Client may terminate, with or without cause, upon thirty (30) days written notice to Consultant. Absent Consultant’s breach of this Agreement, Consultant shall be paid for Services rendered to the date of termination. Consultant may suspend or terminate this Agreement upon seven days written notice to Client in the event of substantial failure by Client to perform in accordance with the terms of this Agreement including, but not limited to, nonpayment of amounts owing to Consultant through no fault of Consultant or an unreasonable delay caused by Client or its agents.

7.                                       DELAY; FORCE MAJEURE - Should performance of the Consultant’s services be materially hampered by causes beyond its reasonable control, a Force Majeure results.  Force Majeure includes, but is not restricted to, acts of contractors (other than Consultant’s contractors), fires, floods, labor disturbances, and unusually severe weather.

If a Force Majeure occurs, Consultant will be granted a time extension based upon the effect of the Force Majeure upon Consultant’s performance.  The parties will also agree upon terms and conditions, including additional compensation, for continuation or termination of this Agreement.  If no agreement is reached, a Force Majeure which continues for 120 days from the event of Force Majeure gives Consultant the option to terminate its obligations under this Agreement in accordance with Article 6.

8.                                       GOVERNING LAW - This Agreement is to be governed by and construed in accordance with the laws of New York, any action at law or judicial proceeding instituted for the breach of this Agreement shall be resolved only in the State or Federal courts of the County of Nassau, State of New York.

9.                                       AMENDMENTS - Any amendment to this Agreement shall be in writing and signed by Consultant and Client.  In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the parties shall negotiate an equitable adjustment to the provisions with a view toward affecting the purpose of this Agreement.  In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the parties shall negotiate an Agreement.  In such a case, the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby.

10.                                 TESTIMONY - Should Consultant, its directors, officers or employees be required to testify or to submit information to any judicial or administrative hearing concerning matters in accordance with the Cost Schedule then in effect.  Should Consultant be required by a third party to testify at such a hearing, Consultant shall notify Client as to the date and time of such hearing.  Client agrees to save and hold harmless Consultant from and against all costs incurred as a result of a judicial or administrative hearing concerning the services provided for herein.

11.                                 TIME TO BAR TO LEGAL ACTION

A.  Period:  All legal actions, including claims for indemnity, by either party against the other for failure to perform or to perform properly under this Agreement or any legal action however denominated essentially based upon such breach shall be barred 2 years from commencement of the period defined in B.

B.  Commencement of Period:  The period commences when the claimant knew or should have known of its claim.  But, in any event, the period commences for:

1.                                       Client claims when Consultant’s performance is substantially complete; and

2.                                       Consultant claims when final payment by Client has been made.

12.                                 ENTIRE AGREEMENT - In the event any services provided for herein are authorized by the client to be performed or caused to be performed by Consultant prior to the effective date of this Agreement, such Services shall be deemed to have been performed under this Agreement.  This Agreement, including all attachments incorporated herein by reference, constitutes the entire Agreement between the parties.  Any oral agreements, understandings, proposals, purchase orders or negotiations are intended to be integrated herein and to be superseded by the terms and conditions of this Agreement.

AUTHORIZATION TO PROCEED:

ETHANOL GRAIN PROCESSORS		RTP ENVIRONMENTAL ASSOCIATES, INC.

By:	/s/ Alvin D. Escue	By:	/s/ Kenneth J. Skipka
Title:	General Manager	Title:	Principal
Date:	7-26-04	Date:	7-30-04

SCHEDULE OF CHARGES - 2004

ETHANOL GRAIN PROCESSORS

PERSONNEL CHARGES

Title	Billing Rate

Principal/Project Manager	$160/hr
Senior Scientist/Engineer	$110/hr
Scientist/Engineer	$90/hr
Assistant Scientist/Technician	$80/hr
Word Processor/Draftsman	$60/hr

Expert Testimony rates quoted separately.

OTHER CHARGES

Reproduction (per sheet)	$00.15
Facsimile transmissions (per sheet)	$01.00
Automobile (per mile)	$00.37

Outside services, equipment and facilities not furnished directly by RTP ENVIRONMENTAL ASSOCIATES, INC., will be billed at cost plus 10%.  Services may include, but are not limited to the following:

Rental of equipment and vehicles,
Outside laboratory testing,
Special fees, permits, insurance, etc.,
Transportation on public carriers,
Printing and photographic reproduction,
Subconsultants to RTP Environmental Associates, Inc.,
Meals and lodging and
Shipping, telephone & other materials.

Payment Terms:  Net thirty (30) days. Thereafter, one and one-half percent (1 2%) interest per month on the unpaid balance will be charged.

RTP ENVIRONMENTAL ASSOCIATES, INC.®

AIR • WATER • SOLID WASTE CONSULTANTS

400 Post Avenue
Westbury, New York 11590		(516) 333-4526
(www.rtpenv.com)	fax	(516) 333-4571

VIA FACSIMILE

December 16, 2005

Mr. Jim Patterson

Ethanol Grain Processors

P.O. Box 95

Obion, Tennessee  38240

RE:	Updated Budgets for Environmental Consulting Services
Ethanol Plant Development, Obion, TN

Dear Mr. Patterson:

As per our recent conversations, RTP is pleased to provide you with an update for environmental permitting and compliance activities associated with Ethanol Grain Processors (EGP) ethanol plant development at the Obion, Tennessee project site.  RTP initiated activities associated with environmental permitting, however, because of several project design modifications there have been a few iterations with respect to permitting activities for the site have occurred.

Initially, the ethanol manufacturing design was based on a natural gas-fired facility with a production rate of 50 million gallons per year.  A draft permit application was prepared for the facility by RTP.  Then EGP requested that RTP alter the facility to reflect a coal-fired design at a 50 million gallon per year production rate.  As such, a new draft permit application was prepared by RTP.  EGP has now reorganized and decided to build a 100 million gallon per year, natural gas-fired facility.  As such, RTP will prepare a new air application package to obtain the necessary air permits for the facility and update other pertinent application information.

With respect to our cost estimates associated with environmental consulting services for the ethanol plant development, there are two approved contracts.  The first (dated July 2004) includes the necessary project activities to authorize construction of the plant within the State of Tennessee for an estimated total of $35,500 (T&M).  To date, RTP has initiated some activities, noted above, and EGP has paid approximately $23,500.  However, the need to prepare a new air application package as well as updates to water and stormwater activities to reflect the new project design, will require an additional $20,000 (T&M).  As such, the cost for environmental consulting services to get the plant ready for construction is now estimated at $43,500.  A second cost estimate (dated March 2005) was provided to EGP to include consulting services necessary to reach initial plant operations.  The upper range of this cost estimate was $63,500 (T&M).  In total, the estimated overall project budget for ethanol plant development is now $107,000 (T&M).

Please review the proposed costs and provide a copy of the signed authorization to proceed.  As always, if you should have any questions or would like to discuss these matters further, please do not hesitate to contact me.

Sincerely,

RTP ENVIRONMENTAL ASSOCIATES, INC.

Jessica A. Karras-Bailey

Senior Environmental Scientist

AUTHORIZATION TO PROCEED:

ETHANOL GRAIN PROCESSORS		RTP ENVIRONMENTAL ASSOCIATES, INC.

Signature:		Signature:
Name:	James K. Patterson	Name	Kenneth J. Skipka
Title:		Title:
Date:		Date:

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RTP ENVIRONMENTAL ASSOCIATES, INC.®

AIR • WATER • SOLID WASTE CONSULTANTS

400 Post Avenue
Westbury, New York 11590		(516) 333-4526
(www.rtpenv.com)	fax	(516) 333-4571

March 17, 2005

Mr. Alvin Escue

Ethanol Grain Processors

P.O. Box 837

Milan, Tennessee  38358

RE:	Proposal for Additional Environmental Permitting Support
50 MM Gallon/Year Ethanol Plant, Obion, Tennessee

Dear Al:

As per your request, RTP Environmental Associates, Inc. (RTP) is pleased to provide this letter proposal and cost estimate for consideration by Ethanol Grain Processors (EGP) in accordance with your verbal request for additional environmental permitting assistance.  As per our conversations, RTP is providing this proposal to assist your efforts with obtaining necessary State and Federal permits to allow the construction and operation of the proposed ethanol plant near Obion, Tennessee.  In general, the scope of work is based on our discussions as well as RTP’s extensive permitting experience.  This proposal has been prepared as requested as a cost estimate by task and a total project cost.  Some of the tasks (where noted) are part of our original project budget, others are part of this proposal, unless otherwise noted.

This letter is provided to summarize Tennessee permits, registrations, and documents typically associated with ethanol plants.  As you know, the focus is on environmental permitting requirements at the State and Federal level.  The necessary actions are provided in three sections, prior to construction, prior to start-up, and after start-up, to facilitate your needs.  In addition, I have added a brief summary, as necessary, to explain each task/activity.  Abbreviations contained herein include the following:

Prior to Construction

•                  Preliminary Site Information: EGP requested that RTP obtain preliminary site information to assist in the evaluation of two potential project sites.  These activities included a review of available information regarding wetlands, soils, waterways, as well as other pertinent information (covered as part of July 2004 contract).

•                  Air Permit from NDEQ: An air permit must be obtained from the Tennessee Department of Environment and Conservation (TDEC) prior to the installation/construction of a new air emission source (covered as part of July 2004 contract).

•                  Construction NOI Submitted to TDEC: A Notice of Intent must be submitted to TDEC at prior to pre-construction dirt work can commence.  As part of the NOI a Storm Water Pollution Prevention Plan (SWPPP) must be completed and on-site in accordance with the TDEC general permit prior pre-construction dirt work (covered as part of July 2004 contract).

•                  Initiation of NPDES permitting:  TDEC will require a NPDES permit for the discharge of utility waters, including non-contact cooling tower blowdown, Reverse-Osmosis (RO) discharges, and softeners, as applicable.  RTP included some limited, initial activities to include obtaining site water quality information, nearby stream water quantity and quality information, and to gather other necessary information related to process design, etc. (July 2004 contract).  However, the bulk of NPDES permitting will be covered under separate contract (see below).

•                  Industrial Well: An industrial well permit or registration is typically required to allow for the development of the facility production well.  Based on information provided by EGP, it is our understanding that water for production and other plant activities will be provided by the local public water supply; as such these permits are not part of the scope of work.

•                  NPDES Site Review Request: Recent conversations with TDEC indicate that they will require EGP to submit a site review request with respect to water issues related to the proposed ethanol manufacturing plant.  The site review request must include information regarding necessary NPDES permits for the facility including but not limited to: SWPPP for Construction, direct discharge of utility water, stream disturbances (including crossings, discharge, etc.), SWPPP for Industrial Activities, hydrostatic testing, etc.  As such, RTP will prepare the necessary information to obtain the TDEC site review and schedule the necessary site visits on behalf of EGP.  RTP has also included a site visit for NPDES issues.  These additional activities are included in this March 2005 cost estimate for additional environmental services.  It should be noted that RTP has assumed that ICM/Fagen will provide the necessary water quality calculations associated with discharge and supporting design information for the applications.  Further, we anticipate that the local civil engineer (as retained by EGP) will provide necessary Tennessee P.E. design and certification for stream crossings and structural discharges (i.e.: piping, headwalls, stability controls, etc.).

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Prior to Start-up

•                  NPDES direct discharge permit: Prior to discharge, the facility must obtain a permit from the TDEC to allow non-contact cooling water and other utility water discharges from the facility.  The permit application will incorporate information obtained as part of the TDEC site review process.

•                  Aboveground Storage Tank (AST) Registrations/Permits: Ethanol plants typically include large aboveground storage tanks (ASTs) to support facility operations.  Typically, State registrations and/or permits are required for such vessels.

•                  Industrial NOI submitted to TDEC: A Notice of Intent (NOI) must be submitted to TDEC prior to facility start-up.  As part of the industrial NOI a Storm Water Pollution Prevention Plan (SWPPP) must be completed and on-site in accordance with the TDEC general permit prior the commencement of facility operations.  This is separate from the construction SWPPP and must be completed to account for manufacturing activities.

•                  SPCC: At this time, the preparation of a Spill Prevention, Control, and Countermeasure (SPCC) Plan is required prior to facility start-up.  As such, RTP has included the preparation of an SPCC in accordance with applicable Federal requirements for the facility.

•                  RMP: A Risk Management Plan must be prepared and submitted to the USEPA.  Typically an RMP is required for on-site storage of denaturant and ammonia.  An RMP must be submitted before any appreciable quantity of either is stored on-site.  This activity does not include preparation of process safety management (PSM) plans or professional engineering (PE) oversight, review, or certification.

•                  Hydrostatic Testing: It is our understanding that the facility will conduct hydrostatic testing for the on-site storage tanks.  Therefore, a hydrostatic testing permit must be obtained from the TDEC.

•                  Septic System: TDEC will require that a permit for the disposal sanitary wastes from the facility be obtained prior to installation of the septic system(s).  However, it is typical that these activities, including design and soil testing, must be done by a P.E.  As such, RTP anticipates that EGP will contract with their local P.E. to obtain such local approvals.

•                  ATF permit: A permit from the ATF must be obtained to allow for the production of ethanol.  Although this is not specifically an environmental permit, there are forms in the application that require environmental information.  As per your request, RTP will assist EGP with the preparation of the ATF application and related activities.

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•                  PWS: If the facility has more than 25 full-time employees it will be necessary to obtain a non-community, non-transient Public Water Supply (PWS) permit from the State of Tennessee.  Based on information provided by EGP, it is our understanding that water for production and other plant activities will be provided by the local public water supply and, as such, these permits are not part of this scope of work.

After Start-up

•                  Air Operating Permit: TDEC requires that facilities obtain operating permits to cover operations.  According to available information, this application is required by TDEC within 30 days of full operating capacity.  RTP will complete this permit for EGP certification.

•                  Air Compliance: It is expected that TDEC will require stack testing of various sources at the facility once construction is complete.  As such, RTP has included activities to assist EGP select a qualified vendor, review the stack testing protocols and stack testing results, as well as provide agency liaison services between EGP, the vendor and TDEC.

•                  Tier II/III: The facility will be required to submit an inventory of chemical storage to Federal, State, and Local Tier agencies.  This inventory is called a Tier II/III and covers hazardous and extremely hazardous materials.  RTP has included activities to assist EGP with the completion of this task.

•                  CESQG: It may be necessary for the facility to register as a CESQG (Conditionally Exempt Small Quantity Generator) to comply with the hazardous waste generation and disposal regulations.  In some instances, it may be necessary to register as a SQG (Small Quantity Generator) due to higher hazardous waste generation than the previous category. RTP expects the facility to fall under the CESQG category and has included some limited time to assist EGP initiate compliance activities associated with these regulations

•                  TRI: After the first year of operation, it is expected that the facility will need to complete and submit a Toxic Release Inventory (TRI) to the USEPA.  TRIs are due on or before July 1st for the preceding calendar year.  Due to the length of time before TRI may be required, if at all, these activities are not specifically included in the scope of work.

•                  PWS: It is expected that the PWS permit will require on-going operating requirements, including periodic testing of on-site water to protect the health and well being of facility employees.  Based on information provided by EGP, it is our understanding that water for production and other plant activities will be provided by the local public water supply; as such these permits are not specifically part of the scope of work.

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•                  NPDES: Typically, the NPDES permit for utility water discharges require on-going monitoring of such discharges.  Often, quarterly reports are required to submit information on weekly and monthly sampling activities and are usually submitted on a DMR (Discharge Monitoring Report) completed by the facility.  Due to the fact that requirements, if any, are unavailable and will be based on TDEC permits.  As such, activities of this nature are not specifically considered part of the scope of work.

•                  Annual Emissions Inventory Questionnaire (EIQ): Typically, each State requires that each air emissions source submit an EIQ for the previous calendar year.  Due to the length of time before EIQ may be required, if at all, these specific activities are outside of the scope of work.

RTP normally performs these types of projects on a time and material basis.  Our estimated project budget for completing the work outlined above additional environmental permitting and compliance activities, as described herein, is estimated at $54,000 to $63,500.  This includes labor and other direct expenses applicable only to those tasks noted in the scope-of-work.  RTP agrees not to exceed the budget without prior approval from EGP.  Please note, any permitting fees associated with Federal, State or local applications have not been included in the budget and are the responsibility of EGP.

RTP is prepared to assist EGP with activities in an effort to provide a complete permitting package to the TDEC on a mutually agreeable schedule. Therefore, RTP will work closely with EGP to conform to project requirements as necessary, allowing the schedule to be modified to meet any specific project needs as necessary.  Activities will be complete in accordance with a mutually agreeable schedule, upon receipt of the necessary site-specific design information.

Project costs are based on our experience permitting other ethanol plants and our recent conversations.  The major assumptions are that the proposed ethanol plant will be classified as a “conditional major source” for air quality permitting and that general permits are acceptable for storm water.  In addition, this proposal assumes that EGP, ICM/Fagen, will provide necessary P.E. review and/or certifications and that design information will be provided in a timely manner.  As noted, the cost estimate is for those activities specifically described herein.  If EGP would like RTP to assist with additional activities or provide any services not specifically included in this scope of work, RTP will gladly provide a revised proposal and cost estimate.

Further, RTP believes it will be beneficial to attend the TDEC site review as part of project development activities.  It may also be necessary to visit the site during or just after construction activities.  As such, travel and attendance for two (2) trips to Tennessee have been included in the expense budget.  These trips are in addition to the trip described in our July 2004 proposal to meet with TDEC representatives as part of air permitting activities.

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Thank you for this opportunity to provide this proposal and cost quotation for additional ethanol plant permitting assistance to Ethanol Grain Processors.  I firmly believe that RTP is extremely well qualified to assist EGP in securing the required environmental permits and approvals for the proposed facility.

I have enclosed a contract for authorization to proceed with the above scope-of-work as well as a schedule of charges for your consideration.  If acceptable, please sign and date the authorization and return a copy for our files.  Of course, if you have any questions or need additional information, please let me know, you may contact me at 516/333-4526 or by e-mail at bailey@rtpenv.com.  Thank you for considering for additional environmental services.

Sincerely yours,

RTP ENVIRONMENTAL ASSOCIATES, INC.

Jessica A. Karras-Bailey

Senior Environmental Scientist

w/Enclosures

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Table 1

Additional Environmental Permitting Activities for the

Ethanol Grain Processors, LLC Ethanol Plant

Obion, Tennessee

Air Quality	$14,000 to $15,000
Start-up and NSPS Notifications
Operating Permit (w/in 30 days of full operations)
Compliance Assistance for facility start-up
Stack Testing - Vendor Selection
Stack Testing - Protocol Review & Agency Submission
Stack Testing - Testing Review and Agency Submission
Stack Testing - Agency Follow-up and Compliance Assistance

RMP	$2,500 to $3,500
Worst-case modeling
Alternative Scenario modeling
Technical Report and Regulatory Review

AST	$1,000 to $1,500
State Permit/Registration for on-site tanks

BATF	$2,000 to $3,000
Permitting for Alcohol Production

NPDES	$16,000 to $17,000
Preparation of NPDES Site Review Request for TDEC review
Site Visit - Attendance at Meeting for TDEC Site Review
NPDES Permitting w/assistance from Fagen and ICM
Aquatic Resource Alteration Permit, per Site Review
Section 404 permit from USACOE, if necessary
Hydrostatic Testing Permit Application
TDEC Permit Review and Negotiations

SWPPP	$4,500 to $5,500
Preparation of Industrial Plan
NOI Preparation and Submission
Industrial Facility Implementation Assistance

SPCC	$5,000 to $6,000
Site Information and Regulatory Review
Plan Preparation
Facility Implementation Assistance

Tier II/III	$500 to $1,000
Assistance with respect to applications for on-site storage, etc.

CESQG	$1,000 to $1,500
Assistance with regulatory requirements and recordkeeping

Site Visit	$2,000 to $3,000
TO be completed during construction or intial operations

Estimated Expenses	$5,500 to $6,500
Travel, Communications, etc.

TOTAL ESTIMATED RANGE	$54,000 to $63,500

RTP ENVIRONMENTAL ASSOCIATES, INC.®

AIR • WATER • SOLID WASTE CONSULTANTS

400 Post Avenue
Westbury, New York 11590		(516) 333-4526
(www.rtpenv.com)	fax	(516) 333-4571

July 9, 2004

Mr. Alvin Escue

Ethanol Grain Processors

P.O. Box 837

Milan, Tennessee  38358

RE:	Proposed Ethanol Plant, Tennessee
Proposal for Environmental Permitting Support

Dear Al:

RTP Environmental Associates, Inc. (RTP) is pleased to provide this letter proposal and cost estimate for consideration by Ethanol Grain Processors (EGP) in accordance with your verbal request for environmental permitting assistance.  As per our conversations, RTP is providing this proposal to assist your efforts with preparing an environmental permitting application for a proposed ethanol plant.  RTP is aware that the site may be located in either the State of Tennessee or the State of Kentucky.  However, for the purposes of this proposal, we have chosen to discuss permitting associated with plant development within western Tennessee.  It should be noted that similar permitting activities would be required if the plant site is chosen within Kentucky.  If necessary RTP can provide a revised proposal in the event a plant site is chosen outside of Tennessee.  In general, the scope of work is based on our discussions as well as RTP’s extensive permitting experience.  This proposal has been prepared as requested as a cost estimate by task and a total project cost.

RTP has a New York regional office in Westbury, New York and seven (7) other regional offices across the United States, including 3 regional offices and 2 branch offices in the Southeast.  The Westbury office is managed by Kenneth J. Skipka, a Certified Consulting Meteorologist (CCM) with over thirty-five (35) years of experience in environmental consulting.  He will be assisted by myself having provided environmental consulting services to over 20 ethanol facilities, and other staff as necessary to complete assigned tasks.  The specific tasks associated with the project are outlined below.  The following Scope-of-Work was developed by RTP to describe the activities necessary to complete environmental permitting activities associated with ethanol plant project development and the initial phases of construction.  The scope is divided into a series of tasks.

SCOPE-OF-WORK

The Tennessee Department of Environment and Conservation (TDEC) will require several permit applications as part of obtaining the necessary approvals for development of the ethanol manufacturing facility.  In addition, it would be prudent to obtain additional information regarding the proposed site prior to and in conjunction with permit application preparation and submissions.  As discussed, this proposal has been prepared in an effort to follow the proposed timeline for beginning ethanol plant construction in late spring of 2005.  Start-up is expected to follow about 1 year after the initiation of plant construction.  In an effort to expedite EGP’s efforts, RTP will assist the permitting process by working closely with EGP and ICM/Fagen representatives on the tasks outlined below.  Of course, if additional activities are required, RTP will provide the necessary support on a Time and Materials basis.  Since the proposed site location is still not finalized, RTP will work closely with EGP and complete the more general portions of the environmental permit applications and site development activities first, to the greatest extent possible.

Preliminary Site Assessment

As noted above, RTP suggests that several activities associated with obtaining pertinent site specific data be initiated as soon as possible.  It would be prudent to obtain information with respect to land use and potential types of environmental permits and/or clearances that may be involved in locating an industrial development project in Tennessee.  RTP will assist with obtaining necessary information to determine potential constraints associated with the project site.  This preliminary information will be beneficial to both site development decisions as well as future permitting application needs.  It should be noted that RTP expects all preliminary site information to be obtained remotely (without a trip to the project site).

Specifically, RTP will work to obtain preliminary information related to archaeological or historical sites, cemeteries/gravesites, CERCLA or Superfund and RCRA sites, dams, impoundments or retention ponds, geologic conditions and existing soils, location of community wellhead protection areas, aquifer characteristics, nearby sensitive receptors, fish, wildlife and ecologically sensitive resources, stream flows and floodplains, and wetlands.  In the event that one or more of these issues indicates the need for additional information or investigation, RTP will notify EGP immediately and will discuss necessary mitigation activities and options.  Since it is difficult to know at this time if any of these constraints will or will not be associated with the project site, a cost estimate has not been provided beyond obtaining and analyzing the preliminary data.  In the event information is obtained that warrants additional activities, RTP will provide EGP with a revised proposal to accomplish additional tasks, as necessary.

Air Permit Application Activities

The State of Tennessee requires the submission and approval of an air construction permit application prior to the initiation of construction activities of an air emissions source.  The construction and operation of such sources are regulated under the Tennessee Division of Air Pollution Control (APC).  According to permitting information obtained from the APC website, TDEC will require two (2) air permits for the ethanol plant.  The first is associated with construction and the second with operation.  This proposal covers environmental consulting services for the development and submission of an air permit application package necessary for construction of the proposed ethanol plant.

RTP will prepare the necessary permit application forms and supporting documentation required by the TDEC.  These activities will also include the preparation of emissions calculations in support of the air application.  The work scope described below assumes that the proposed ethanol plant will be regulated as a synthetic minor source by TDEC; which means that the facility will control emissions to less than the major source thresholds (100 tons per year (tpy) of any criteria pollutant and 10 tpy of any single HAP or 25 tpy of all HAPs).

The air application package must include a completed set of TDEC standardized forms.  The information required as part of completing the forms is expected to be provided by the selected design team, ICM, Inc. and Fagen, Inc.  RTP will work closely with EGP and the ICM/Fagen design team to obtain the necessary technical information.  In addition, RTP will provide regulatory compliance suggestions/options to the project team, as necessary, in an effort to expedite the permitting process and include necessary environmental controls early in the project planning stages.

RTP will also prepare emissions calculations, based on our industry and regulatory experience, for the proposed site specific equipment.  These calculations will include emissions estimates for the following pollutants, nitrogen oxides (NOx), sulfur dioxide (SO2), particulates (PM), carbon monoxide (CO), volatile organic compounds (VOCs) as well as Hazardous Air Pollutants (HAPs).  Again, these estimates will be based on technical information provided by the ICM/Fagen design team as part of documenting site specific equipment and activities.

We have contacted the TDEC regarding air dispersion modeling requirements as part of obtaining an air permit.  According to Mr. Travis Blake, TDEC, air dispersion modeling is not typically required for synthetic minor sources located in attainment areas.  He did note that there have been synthetic minor source permits that have required modeling due to Hydrogen chloride (HCl) or hydrogen fluoride (HF) emissions.  As such, RTP has not included air dispersion modeling as part of this proposal.

RTP will complete a draft air construction permit application with necessary supporting documentation for project team review.  Once the project team review is complete, RTP will submit the air construction permit application package to the TDEC APC Division for review and issuance. Based on information provided by the TDEC website, minor air permits take 3 to 4 months once received and deemed completed by the agency.  As noted previously, plant construction activities can not be initiated until a permit is issued by the agency.

RTP has also included some time to provide assistance to the EGP with the review and negotiation of permitting conditions and terms.  These activities are expected to be minimal, but a necessary part of the permitting process.  In addition, RTP will prepare a permit compliance summary for EGP’s use.  This summary will provide the major action items associated with the permit and is intended to assist EGP’s efforts with implementation of permit compliance activities.

Storm Water Permit Application Activities

The requirements for storm water permits are outlined in the Tennessee water quality regulations.  Storm water permits for construction activities are usually issued by TDEC under a general permit.  The general permit requires implementation of a Storm Water Pollution Prevention Plan (SWPPP), which must incorporate any required pollution control measures.

A review of the TDEC General Storm Water permit associated with construction activities indicates that an application must be submitted to obtain coverage.  In addition, as a condition of application approval and authorization issuance, a Storm Water Pollution Prevention Plan (SWPPP) must be complete prior to submitting an application.

RTP will prepare a SWPPP and necessary Storm Water Application for the proposed project site.  The storm water permit application will require site-specific information concerning the location and physical characteristics of the site and surrounding areas.  In addition, facility design information is necessary for preparation and implementation of a SWPPP.  RTP will work closely with the engineering design team to assemble all of the required information for the permit application and SWPPP.  RTP staff plan to focus on the technical and regulatory aspects of the application, which allows the design team to focus on the physical and design information required. RTP will take the lead role in assembling the application into a format acceptable to the agency.

It should be noted that SWPPPs often require on-site inspections and employee training.  RTP has not included these activities as part of our cost estimate since it is more cost effective for on-site operators or contractors to complete such activities.

Typically at an ethanol plant, two storm water permits are required for facility development; one to cover construction activities and another to cover industrial (manufacturing) activities once operations commence.  This proposal and cost estimate covers applicable storm water permitting requirements for construction activities only.  RTP can assist EGP with the storm water permit associated with industrial operations at a later time.  It is expected that a General Storm Water Permit will satisfy applicable requirements for ethanol plant construction.

Initiation of NPDES Utility Water Discharge Permitting

National Pollution Discharge Elimination System (NPDES) permits allow the discharge of process, non-contact or utility waters, or other industrial discharges.  Although these permits are not required until the facility starts operation, RTP believes it is important to start the NPDES permit process as soon as possible.  The basis for this recommendation is related to our past ethanol plant experience.  Since this permit is necessary upon start-up, it is often not initiated until after plant construction begins.  However, waiting until construction begins can lead to delays in obtaining the permit from the agency as well as increases in project development costs.  It is prudent to initiate NPDES permitting activities to provide the greatest amount of flexibility to site development while considering project costs.   According to the TDEC website, NPDES permitting can take 310 days or longer once the agency deems the application complete.

As part of this cost estimate, RTP has included the initial activities associated with NPDES permitting.  RTP will work with the ICM/Fagen design team and selected water pollution control vendor to obtain the necessary technical information to assist site development activities.  RTP will assist EGP to obtain preliminary water information.  In addition, RTP will provide EGP and the ICM/Fagen design team with regulatory compliance information early in project development in an effort to mitigate, to the greatest extent possible, costly design changes or stringent regulatory controls.  Please note that at this time it is difficult to anticipate all of the necessary costs associated with the preparation of the final NPDES permit and associated supporting documentation.  As such, RTP will provide EGP with a revised cost estimate once more site specific data is available.

Agency Meeting and Site Visit

It is RTP’s understanding that the EGP ethanol plant will be the first ICM/Fagen dry mill ethanol plant constructed in the State of Tennessee.  Therefore, we have included in this proposal attendance at an agency meeting.  It is envisioned that meeting would be set up as a pre-application meeting, to familiarize the agency with project particulars and to flush out regulatory requirements in an effort to streamline the permitting process.  In addition, RTP has included time to travel to the proposed project site, document site conditions, and obtain additional site specific information.  The site visit will be scheduled prior to the agency meeting in an effort to provide the TDEC with additional information.  The meetings will be attended by the Project Manager and includes travel and expenses from the Westbury, NY office.

Miscellaneous Project Assistance

RTP has included additional support to EGP on an as needed basis to cover minor issues not otherwise addressed in this proposal and budget.  This is a minor line item in the budget and reserves a total of 16 hours.  More time can be added, if necessary on a Time and Materials Basis.  These miscellaneous items could include activities associated with environmental site constraints, preparing/reviewing regulatory interpretations, and/or other unknown or unanticipated items.

ADDITIONAL REGULATORY COMPLIANCE ACTIVITIES

As we discussed, there are many regulatory requirements associated with the construction and operation of an ethanol plant.  The Scope-of-Work outlined above will provide EGP with the necessary information and environmental permits to initiate construction.  However, in an effort to be complete and provide EGP with additional information, I have prepared the following summary for your review.  The following text describes additional permitting and environmental compliance activities that are typically associated with an ethanol plant, but that are not necessarily “critical path” for the initiation of plant construction.

As noted in the proposal, an operating permit for an emission source must be obtained.  This permit will allow and regulate the manufacturing activities associated with the ethanol plant associated with air emissions.  In addition, it anticipated that stack testing will be a requirement of the air permit and will be required within 6 months or less of plant start-up.  Ethanol plants are typically subject to 40 CFR 112(r), Risk Management Plans (RMP) as well as Process Safety Management (PSM) under OSHA.  A Leak Detection and Repair (LDAR) program will also be required as part of facility operations.

Other permitting requirements will include the preparation of a SWPPP associated with industrial activities and a Spill Prevention Control and Countermeasure (SPCC) Plan.  Often aboveground storage tank (AST) registrations are required as part of tank construction and operation.  AST testing will require that EGP obtain a hydrostatic testing water discharge permit.  The plant will also need to complete Tier II/III reporting, Toxic Release Inventories (TRI) and emissions inventories in the future.

RTP would be pleased to provide additional proposals and cost estimates associated with these or other activities upon request.  However, it is suggested that we initiate the activities noted in the current scope-of-work and once additional project particulars are defined, consider additional environmental consulting services.

PROJECT TEAM AND CAPABILITIES

The project team will consist of a project manager and various environmental scientists/engineers.  Ms. Jessica Karras-Bailey will be the project manager and will be responsible for client, agency and consultant interactions/correspondences, providing guidance to staff and coordinating all efforts with the project team.  Ms. Bailey has over ten (10) years of environmental consulting experience, including permitting activities associated with over twenty (20) ethanol plants across the United States.  Mr. Kenneth Skipka, CCM and principal of the Westbury office will provide guidance to Ms. Bailey and the project team as necessary.  As noted, Mr. Skipka has over thirty-five (35) years of experience in environmental consulting, including direct project experience in Tennessee.  Additional staff will provide technical support for the various other tasks required including obtaining site specific data, compilation of information, and preparing the final draft air construction permit application and SWPPP Plan.

COSTS AND SCHEDULES

RTP normally performs these types of projects on a time and material basis.  Our estimated project budget for completing the work outlined above for the proposed Ethanol Grain Processor’s ethanol plant is $31,900 for labor and $3,600 for estimated expenses.  This includes labor and other direct expenses applicable only to those tasks noted in the scope-of-work.  RTP agrees not to exceed the budget without prior approval from EGP.  Please note, any permitting fees associated with Federal, State or local applications have not been included in the budget and are the responsibility of EGP.

RTP is prepared to assist EGP with activities in an effort to provide a complete permitting package to the TDEC on a mutually agreeable schedule. Therefore, RTP will work closely with EGP to conform to project requirements as necessary, allowing the schedule to be modified to meet any specific project needs as necessary.  Storm water activities will be complete in accordance with a mutually agreeable schedule, upon receipt of the necessary site-specific design information.

Project costs are based on our experience permitting other ethanol plants and our recent conversations.  The major assumptions are that the proposed ethanol plant will be classified as a “synthetic minor source” for air quality permitting and that a general permit is acceptable for storm water.  Also, RTP believes it will be beneficial to hold a pre-application meeting with the TDEC as part of project development activities.  As such, travel and attendance for one (1) trip to Tennessee has been included in the budget.

Thank you for this opportunity to provide a proposal and cost quotation for ethanol plant permitting assistance to Ethanol Grain Processors.  I firmly believe that RTP is extremely well qualified to assist EGP in securing the required environmental permits and approvals for the proposed facility.  Work will begin immediately upon authorization to proceed.  We look forward to hearing from you and if selected, working with the project team toward the successful completion of this project.

I have enclosed a contract for authorization to proceed with the above scope-of-work as well as a schedule of charges for your consideration.  If acceptable, please sign and date the authorization and return a copy for our files.  Since we have not had an established relationship with your firm, it is our policy to request a $5,000 retainer up front to cover our initial costs.

If there are any questions regarding this proposal, you may contact me at 516/333-4526 or by e-mail at bailey@rtpenv.com.  Thank you for considering RTP for this work.

Sincerely yours,

RTP ENVIRONMENTAL ASSOCIATES, INC.

Jessica A. Karras-Bailey

Senior Environmental Scientist

w/Enclosures